UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2008

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 542-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 1, 2008, Harold F. Monahan, Executive Vice President, Materials and Engineering, advised Trex Company, Inc. that he was retiring from the Company effective March 10, 2008.

(e) On February 1, 2008, the Company entered into a Consulting Agreement with Mr. Monahan (the “Agreement”). Pursuant to the Agreement, Mr. Monahan will provide consulting services to the Company between March 11, 2008 and December 31, 2008 relating to manufacturing, engineering, and raw materials. Pursuant to the Agreement, the Company will pay Mr. Monahan $10,000 per month, for 5 days of service each month. If Mr. Monahan works for less than 5 days in any calendar month, he will be obligated to make up such day(s) in the following month(s), and if he works for more than 5 days (plus any days carried over from prior months) in any calendar month, he will be compensated at the rate of $2,000 per day. The Agreement provides that (i) either party may terminate the Agreement upon 30 days written notice to the other party, (ii) the Company may terminate the Agreement immediately with cause, and (iii) the Agreement will terminate upon the death or disability of Mr. Monahan.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.01 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Trex Company, Inc. herewith files the following exhibits:

Exhibit Number	Description of Exhibit
10.1	Consulting Agreement, dated February 1, 2008, by and between Trex Company, Inc. and Harold F. Monahan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: February 1, 2008	/s/ Ronald W. Kaplan
Ronald W. Kaplan
President and Chief Executive Officer
(Duly Authorized Officer)

Index to Exhibits

Exhibit Number	Description of Exhibit
10.1	Consulting Agreement, dated February 1, 2008, by and between Trex Company, Inc. and Harold F. Monahan.

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